UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2026

Azenta, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Summit Drive, 6th Floor, Burlington, MA 01803
(Address of principal executive offices and Zip Code)

(888) 229-3682
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AZTA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2026, Ginger Zhou stepped down from her role as President of the Multiomics business of Azenta, Inc. (the “Company”). Dr. Zhou’s decision to step down was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Zhou will continue to support the Company in an advisory capacity through November 2026 pursuant to a consulting services agreement dated April 7, 2026 providing for an initial consulting fee of $103,500, payable in seven equal monthly installments through the term and subject to proration for a term of less than seven months. On April 6, 2026, Dr. Zhou entered into a separation agreement to memorialize the termination of her employment and provide a general release of claims against the Company. The foregoing descriptions of the consulting services agreement and separation agreement with Dr. Zhou do not purport to be complete and are qualified in their entirety by reference to the agreements, which are filed as Exhibits 10.2 and 10.3 to this Current Report on Form 8‑K.

Effective April 6, 2026, the Company appointed William “Trey” E. Martin III as President of its Multiomics business. In this role, Mr. Martin reports to John Marotta, the Company’s President and Chief Executive Officer. Mr. Martin most recently served as Chief Executive Officer of Maravai LifeSciences Holdings, Inc. (Nasdaq: MRVI), a life sciences company providing products and services to enable the development of drugs, therapeutics, vaccines, and diagnostics, and support research on human disease. He served as Maravai’s Chief Executive Officer from July 2023 to June 2025 and from September to October 2022, as well as President of Maravai’s Biologics Safety Testing operating division from December 2022 to July 2023. Mr. Martin also was a member of the board of directors of Maravai from July 2024 to June 2025. Prior to Maravai, Mr. Martin was Senior Vice President, New Business—Genomic Medicine at Danaher Corporation (NYSE: DHR), a global science and technology company, from July 2021 to July 2022. Mr. Martin joined Danaher in 2018 in connection with its acquisition of Integrated DNA Technologies (“IDT”), a supplier of custom nucleic acids, where he served as President of the IDT business under Danaher’s ownership from April 2018 to July 2021. Mr. Martin holds a BS in biochemistry from the University of Iowa.

In connection with his appointment as President, Multiomics, the Company entered into an offer letter with Mr. Martin, dated April 6, 2026. Under the offer letter, Mr. Martin’s annual base salary is $540,000, payable in accordance with the Company’s normal payroll practices. He is eligible to participate in the Company’s annual incentive compensation plan for fiscal year 2026 with a target bonus opportunity equal to 80% of his base salary earned for fiscal year 2026, with any bonus payout based on the achievement of corporate and business performance objectives and individual performance.

Subject to approval by the Company’s Board of Directors, Mr. Martin is eligible to receive an initial long‑term equity incentive award under the Company’s 2020 Equity Incentive Plan for the fiscal 2026–2028 period with a target grant‑date value of approximately $1.7 million, prorated for the portion of fiscal year 2026 during which he is employed. The target award is expected to be comprised of 50% performance‑based restricted stock units and 50% time‑based restricted stock units, subject to the terms of the equity incentive plan and applicable award agreements. Mr. Martin is also eligible, subject to Board approval, to receive a one‑time performance‑based equity award with an approximate grant‑date value of $500,000, delivered entirely in the form of performance‑based restricted stock units that vest based on achievement of specified performance objectives over a one‑year performance period.

The offer letter provides for severance benefits in the event Mr. Martin’s employment is terminated by the Company without cause or by Mr. Martin for good reason (as defined in the offer letter). In such circumstances unrelated to a change in control, Mr. Martin would be eligible to receive salary continuation at his then‑current base salary for twelve months and continued participation in the Company’s medical, dental and vision plans during the severance period, subject to his execution of a separation agreement and release of claims. If such termination occurs within one year following a change in control, Mr. Martin would be eligible to receive a lump‑sum severance payment equal to the sum of his then‑current base salary and target annual bonus, a pro‑rated target bonus for the year of termination, and continued participation in the Company’s medical, dental and vision plans for one year, in each case subject to execution of a release of claims. Mr. Martin is also eligible to participate in the Company’s employee benefit and retirement plans, including its health and welfare plans, 401(k) plan, employee stock purchase plan and deferred compensation plan, in each case subject to the terms of the applicable plans.

The foregoing description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is filed as Exhibit 10.1 to this Current Report on Form 8‑K.

There are no family relationships between Mr. Martin and any director or executive officer of the Company, and there are no related‑party transactions involving Mr. Martin that would require disclosure under Item 404(a) of Regulation S‑K.

On April 6, 2026, the Company also entered into a First Amendment to Offer Letter with each of Lawrence Lin, Ephraim Starr, and Olga Pirogova, each an executive officer of the Company. These amendments modify or clarify severance and change‑in‑control benefits, including salary continuation, bonus payments, continued health benefits, and related conditions, subject in each case to execution of a separation agreement and release of claims. Specifically, the First Amendment with each executive officer provides that, if, within one year following a change in control, the executive officer’s employment is terminated without cause (other than in connection with death or disability) or the executive officers terminates his or her own employment for good reason, the executive officer will be eligible for a lump sum payment equal to the sum of his or her then current annual base salary and his or her target bonus for the fiscal year in which termination occurs. In addition, the executive officer will receive an amount equal to his or her target bonus pro-rated for the number of days actually employed by the Company in the fiscal year in which the termination date occurs. The First Amendment further provides that the executive officer also will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees for a period of one year from such termination. In addition, the First Amendment with Ms. Pirogova provides that if the Company terminates her employment without cause (other than in connection with death or disability) or she terminate her employment for good reason unrelated to a change in control, Ms. Pirogova will be eligible for salary continuation payments at her then-current base salary for a period of twelve months from the termination date in accordance with the Company’s ordinary payroll cycles. In addition, Ms. Pirogova will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while she is receiving salary continuation payments. The First Amendments were recommended by the Human Resources and Compensation Committee of the Board of Directors and approved by the Board of Directors of the Company. The foregoing descriptions of the First Amendments do not purport to be complete and are qualified in their entirety by reference to the First Amendments, which are filed as Exhibits 10.4, 10.5 and 10.6 to this Current Report on Form 8‑K.

Item 7.01. Regulation FD Disclosure.

On April 7, 2026, the Company issued a press release announcing the Multiomics segment leadership transition. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including in Exhibit 99.1 attached hereto, is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent such other filing specifically incorporates such information by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Offer Letter, dated April 6, 2026, by and between Azenta, Inc. and William “Trey” E. Martin III
10.2 Separation Agreement, dated April 6, 2026, by and between Azenta, Inc. and Ginger Zhou
10.3 Consulting Services Agreement, dated April 6, 2026, by and between Azenta, Inc. and Ginger Zhou
10.4 First Amendment to Offer Letter, dated April 6, 2026, by and between Azenta, Inc. and Lawrence Lin
10.5 First Amendment to Offer Letter, dated April 6, 2026, by and between Azenta, Inc. and Ephraim Starr
10.6 First Amendment to Offer Letter, dated April 6, 2026, by and between Azenta, Inc. and Olga Pirogova
99.1 Press Release dated April 7, 2026 (furnished)
104 Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZENTA, INC.

/s/ Ephraim Starr
Date: April 7, 2026	Ephraim Starr
Senior Vice President, General Counsel and Corporate Secretary